Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The members
Baker Hughes, a GE company, LLC:
We consent to the incorporation by reference in the registration statement (No. 333‑222111) on Form S-3 and (No. 333-222114) on Form S-4 of Baker Hughes, a GE company, LLC of our report dated March 16, 2017, except as to Note 15 which is as of December 4, 2017, and Note 1 which is as of November 13, 2018, with respect to the combined statements of income (loss), comprehensive income (loss), changes in equity, and cash flows of GE Oil and Gas (the “Company”, a business within General Electric Company) for the year ended December 31, 2016, which report appears in the December 31, 2018 annual report Form 10-K of Baker Hughes, a GE company, LLC filed on February 19, 2019.
Our report refers to a change in the method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers.

/s/ KPMG S.p.A.
Florence, Italy
February 19, 2019